EXHIBIT 10.1

February 7, 2012

Mr. Robert Strickland
335 Ontario Avenue
Park City, Utah 84068

Dear Rob:

We are pleased to offer you the position of Executive Vice President and Chief Technology Officer reporting to Doug Hutcheson, Chief Executive Officer/President, Leap Wireless International, Inc. / Cricket Communications, Inc. (the company). The terms of the offer are as follows:

1.
A starting bi-weekly salary of $18,269; if annualized, $475,000. The salary will be subject to annual merit-based consideration; however, this does not guarantee you will receive an increase annually. As on officer of the company, all future salary adjustments/considerations will be at the option of the company's board or a committee of the board and will generally be based on your performance, market-based compensation data and the company's ability to provide such increases.

2.	In consideration of the importance of this position, you will receive a sign-on bonus of $150,000 (less applicable taxes) payable within 30 days of your date of employment.

Should your employment be terminated by the company for “Cause” or by you without “Good Reason” (each as defined in our standard form of Severance Benefits Agreement) within one year of your date of employment, you agree to pay back a pro-rated portion of the sign-on bonus based on the number of days you were employed by the company during the year following your first day of employment.

3.
Eligibility to participate in our Short Term Incentive Bonus Plan. You will have an opportunity to earn a target bonus up to 80% of your base compensation. The bonus payout will be based on company and individual performance and prorated based on your date of employment.

4.
Attached you will find a comprehensive description of our benefits package for your information. In addition to your normal paid time off accrual you will accrue one additional week of paid time off annually. Therefore, your annual paid time off accrual for years one through five will be four weeks per year.

5.
We will facilitate your relocation from Seattle, Washington/Park City, Utah to Denver, Colorado. A copy of our relocation package/program is enclosed for your review. To the extent that any of the relocation payments that we make result in taxable income to you, such payments will be grossed up to cover the applicable income taxes.

We will also pay you a temporary living allowance of $35,000 (grossed up for taxes) which will cover all of your temporary living costs, i.e. an apartment, rental car if necessary, food, and family visits on a bi-weekly basis.

6.
You will be eligible to participate in Cricket's Long Term Incentive Plan (LTIP) with a recommended initial grant of an option to purchase 100,000 shares of stock and an award of 75,000 shares of restricted stock. The restricted stock and stock options will have a four-year vesting schedule with the stock options vesting 25% per year and the restricted shares vesting 25% after year two, 25% after year three, and 50% after year four.

7.
As an officer of the company, you will be offered severance benefits in accordance with the company's standard form of Severance Benefits Agreement for Executive Vice Presidents. Attached please find a sample copy of our standard form of severance agreement. We expect to sign a severance agreement with you during your first month of employment with the company.

Please note that this offer of employment is contingent upon the favorable results of a drug and alcohol test, the results of a background investigation and you signing and agreeing to the terms of the company's Invention Disclosure, Confidentiality & Proprietary Rights Agreement. We will initiate the background investigation immediately.

To complete your pre-employment drug screen, you must visit an approved laboratory facility using your photo identification and instructions provided in the electronic donor registration document that has been emailed to you. Approved laboratory locations can be found online using the donor registration information. You must complete your pre-employment drug screen within three (3) business days of your email receipt of the electronic donor registration. Your prompt attention to this requirement is necessary as your registration will expire if not used within three business days.  If you are unable to comply with this requirement, please contact me immediately.

Please return a signed copy of this offer letter along with the attached Employment and Invention Disclosure, Confidentiality & Proprietary Rights Agreement. Please note that this offer is valid for five days from the date of this letter. If you have any questions, please do not hesitate to call me at (858) 882-6015.

Congratulations and welcome!

Sincerely,

/s/ Leonard C. Stephens

Leonard C. Stephens
Senior Vice President, Human Resources

I accept the offer of employment made to me by Cricket Communications, Inc. and agree to the terms set forth above.

Offer accepted:	Robert A. Strickland	/s/ Robert A. Strickland
	Printed Name	Signature